SCHEDULE 14C/A

(Rule 14c-2)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

Check the appropriate box:

         [ X ]      Preliminary Information Statement

         [   ]    Confidential, for Use of the Commission Only (as permitted by

                          Rule 14c-5(d)(2))

         [   ]    Definitive Information Statement

                                SINO-BIOTICS, INC.

                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (check the appropriate box):

         [X] No Fee Required.

         [        ] Fee computed on table below per Exchange Act Rules 14c-5(g)

                          and 0-11.

                  1) Title of each class of securities to which transaction applies:

                  2) Aggregate number of securities to which transaction applies:

                  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which filing fee is calculated and state how it was determined):

                  4) Proposed maximum aggregate value of transaction:

                  5) Total fee paid:

         [ ] Fee paid previously with preliminary materials.

         [        ] Check box if any part of the fee is offset as provided by

                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

                  1) Amount previously paid:

                  2) Form, Schedule or Registration Statement No.:

                  3) Filing Party

                  4) Date Filed:

SINO-BIOTICS, INC.

501 S. Johnstone Avenue, Suite 501,

Bartlesville, Oklahoma 74003

INFORMATION STATEMENT

October 24, 2007

NOTICE OF CORPORATE ACTION

BY WRITTEN SHAREHOLDER CONSENT

WITHOUT SPECIAL MEETING OF THE SHAREHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THE ACTIONS SET FORTH BELOW HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING COMMON STOCK OF THE COMPANY.  A VOTE OF THE REMAINING STOCKHOLDERS IS NOT NECESSARY.

THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU BY THE BOARD OF DIRECTORS OF THE COMPANY.

General Information

This Information Statement, which is being mailed on or about October 24, 2007(the “Record Date”) to the holders of shares of the common stock, par value $.001 per share (the “Common Stock”), of Sino-Biotics, Inc., a Delaware corporation (the “Company”), is being furnished in connection with the taking of certain corporate action pursuant to written consent by a majority of the shareholders of the Company.  Effective November 13, 2007 (the “Effective Date,” which is at least twenty days after the date of the mailing of this Information Statement), the shareholders will ratify the August 2003 re-domiciling of the Company from Georgia to Oklahoma, the August 2003 merger and holding company formation under the laws of the State of Oklahoma, the July 2005 re-domiciling of the Company from Oklahoma to Delaware, the July 2005 increase of the Company’s authorized capital stock under the laws of the State of Delaware, the 2007 reverse share split and the July, 2007, increase of the Company’s authorized capital stock under the laws of the State of Delaware.   This Information Statement has been filed with the Securities and Exchange Commission and is being furnished pursuant to Section 14(c) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

Because shareholders holding a majority of the shares are in favor of the following actions, proxies are not being solicited in this matter.

No Meeting Being Held

Because shareholders representing a majority of the shares outstanding are in favor of the proposed corporate action, shareholder approval will be achieved by written consent in accordance with the corporate laws of the State of Delaware. In an effort to minimize the Company’s expenses, a special meeting of the shareholders is not required and will not be held.

No Dissenter’s Rights of Appraisal

The Company’s shareholders do not have dissenter’s rights of appraisal in connection with any of the matters to be approved by the shareholders.

Voting Securities and Principal Holders Thereof; Interest of Certain Persons in Matters to be Acted Upon

1.  Share Information.

As of the Record Date, October 24, 2007, there were approximately 29,565,014 shares of our common stock outstanding. Each share of our common stock is entitled to one vote.

Directors And Executive Officers

         The following table lists the beneficial ownership of shares of Sino-Biotics's common stock  by (i) all persons and groups known by Sino-Biotics to own beneficially more than 5% of the outstanding shares of Sino-Biotics's common stock, (ii) each director, (iii) each person who held the office of chief executive officer during the last fiscal year, (iv) the four highest compensated executive officers who were serving as executive officers on June 30, 2007 and received aggregate compensation during that year in excess of $100,000, and (v) all directors and officers as a group. Information with respect to officers, directors and their families is as of June 30, 2007 and is based on the books and records of Sino-Biotics and information obtained from each individual. Information with respect to other stockholders is based upon the Schedule 13D or Schedule 13G filed by such stockholders with the Securities and Exchange Commission. Unless otherwise stated, the business address of each individual or group is the same as the address of Sino-Biotics's principal executive office.

Name and Address Of Beneficial Owner (1)	Number and Class of Stock Owned (2)	Percent of Class	Percent Voting
Venture Fund I	15,000,000	50.73%	50.73%
David Lennox, sole Director and Officer	100,000	0.003%	0.003%
All other Officers and Directors as a group	0	0%	0%

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). Except as otherwise noted, it is believed by Sino-Biotics that all persons have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security which that person has the right to acquire within 60 days, such as options or warrants to purchase the common stock of Sino-Biotics.

(2) All shares are common stock.

2.  Changes in Control.

The Company is currently seeking business opportunities or candidates for merger and/or acquisition.  The Company has investigated several opportunities, but has not entered into a definitive agreement to date.  Changes in the composition of  the board of directors or changes in controlling ownership of the Company’s voting stock could be possible.

Matters to be Consented to:

CORPORATE ACTION NO. 1

AUGUST 8, 2003 MERGER

Our board of directors approved and adopted a Plan and Agreement of Merger (the “Oklahoma Domiciliary Merger"). On August 11, 2003, the Innovative Coatings Corporation, a Georgia corporation ("ICC"), merged with and into ICC Holdings Corp., an Oklahoma corporation ("ICC Oklahoma"), which was the survivor in the merger. ICC Oklahoma was a wholly-owned subsidiary of ICC prior to the merger. The merger was effected for the purpose of changing ICC's state of incorporation from Georgia to Oklahoma. The merger was effected without shareholder approval of ICC pursuant to O.C.G.A. Section 14-2-1104(a), or ICC Oklahoma pursuant to Section 1083 of the Delaware General Corporation Act. The common stock of ICC Oklahoma has identical rights, terms and privileges as the common stock of the Company, except that the common stock of ICC had no par value, while the common stock of ICC Oklahoma has a par value of $0.001 per share.

As a result of the Oklahoma Domiciliary Merger, each share of Innovative Coatings was exchanged for one (1) share of ICC Holdings Corp stock.  The Company provided notice to the shareholders by announcing the domicile change in the Company’s Report on Form 8K filed on August 29, 2003, incorporated by reference herein, and in subsequently-filed periodic reports filed by Company.  Although a majority of shareholders approved the plan, the company did not mail individual shareholders notice of the Domicile change.  The Company believes that there is no potential liability under federal or the applicable state laws for failure to obtain shareholder consent for the domicile merger.  The Company further believes that there is no potential liability under federal or the applicable state laws for failing to mail individual notice to the shareholders following the merger due to the statute of limitations.

CORPORATE ACTION NO. 2

AUGUST 12, 2003 MERGER

By consent dated August 12, 2003, the board of directors approved and adopted a Plan and Agreement of Merger in which ICC Holdings Corp engaged in a merger and holding company formation (the “Holding Company Reorganization”).  Under the Holding Company Reorganization, ICC Holdings Corp, merged into ICC Merger Corp, an Oklahoma corporation, and Instachem Systems, Inc., an Oklahoma corporation, became the holding company for the merged company.  Under the Holding Company Reorganization, the shares you previously owned of ICC Holdings Corp became the same number of shares of Instachem Systems, Inc., and you automatically had the right to receive the same number and class of shares of Instachem Systems, Inc., as you owned in ICC Holdings Corp, previously Innovative Coatings Corporation.

The Holding Company Reorganization was effected without shareholder approval of Instachem, IIC Merger, or ICC Oklahoma pursuant to Section 1081(G) of the Oklahoma General Corporation Law.  The equity the Instachem has identical rights, terms and privileges as the common stock of ICC Oklahoma.

This action was set forth in Company’s Report on Form 8K filed on August 29, 2003, incorporated by reference herein, and in subsequently filed periodic reports filed by Company.  The Company believes that there is no potential liability under federal law or Oklahoma law for not obtaining shareholder consent to effect the Holding Company Reorganization under Section 1081(G) of the Oklahoma General Corporation Law.

CORPORATE ACTION NO. 3

JULY 20, 2005 MERGER

      On July 20, 2005, Instachem Systems, Inc. was merged into Sino-Biotics, Inc, a Delaware corporation (the “Delaware Domicile Change”), and all your shares of Instachem Systems, Inc. were automatically converted into the right to receive the same number and class of shares of Sino-Biotics, Inc, which we refer to as “Sino-Biotics”. The number of Sino-Biotics shares you own are the same as the number of ICC Holdings Corp (previously Innovative Coatings Corporation) shares you owned immediately prior to the completion of the reorganization, and your relative economic ownership in the company remained unchanged.  This action was disclosed and ratified by the shareholder holding a majority of the outstanding common stock of the Company on July 15, 2005.

Although the Company received shareholder consent, the company did not mail notice to the individual shareholders of the Company.  The Company believes that there is no potential federal or state liability for not mailing each individual shareholder notice.

CORPORATE ACTION NO. 4

SALE OF SUBSIDIARY INSTACHEM SYSTEMS

On July 18, 2005, Company sold its subsidiary, Instachem Systems, Inc., to an individual for the sum of $500.  The shareholder holding a majority of the outstanding stock of the Company consented to this sale, as ratified in the Consent dated May 31, 2006. The sale of the subsidiary did not require notice to the shareholders.  As such, the Company believes that there is no potential liability under federal or state laws that required shareholders to be given notice regarding the sale of the subsidiary.

CORPORATE ACTION NO. 5

INCREASE AUTHORIZED COMMON STOCK TO 35,000,000

     On July 21, 2005, the authorized common stock of Company was increased from 15,000,000 authorized common shares to 35,000,000 common shares.  This action was taken by the Company’s board of directors, with written approval of the shareholder holding a majority of the outstanding common stock of the Company.  This action was ratified by the shareholder holding a majority of the outstanding common stock of the Company on July 27, 2005.  Section 228(e) of the Delaware General Corporation Law requires “prompt notice” to the non-voting shareholders who did not sign the Consent.  In addition, federal law requires a company to file an 8-K for any significant event.  The Company failed to give “prompt notice” and failed to file the necessary 8-K.  The Company believes that notice was given to satisfy Section 228(e) by filing form 10-KSB for the Fiscal Year ended December 31, 2004 and for the transitional year ended September 30, 2005, with the Securities and Exchange Commission on January 20, 2006.  The Company believes that there is no potential liability under federal or state laws the transaction.

CORPORATE ACTION NO. 6

REVERSE STOCK SPLIT

Overview

Our board of directors and the holders of a majority of our outstanding voting securities have approved an amendment to our certificate of incorporation to effect a

1-for-1000 reverse stock split whereby every 1000 shares of our common stock outstanding will be combined and reduced into one share of common stock, which is referred to herein as the “Reverse Stock Split”.”

Our board of directors is authorized to file with the Secretary of State of the State of Delaware the certificate of amendment to our certificate to effect the Reverse Stock Split. The Reverse Stock Split will become effective upon such filing.

Reasons for the Reverse Stock Split

Our Board of directors believes that the Reverse Stock Split is desirable in order to increase the price of our common stock in the near future.  Our board also believes that the increased market price of our common stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. Our board of directors is hopeful that the anticipated higher market price will reduce, to some extent the negative effects on the liquidity and marketability of our common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The Company has been negotiating with creditors of the Company to convert some of the debt into equity.  If the Company converts the debt to equity, this will result in further dilution of the shares outstanding.

Effects of the Reverse Stock Split

After the effective date of the Reverse Stock Split, each stockholder will own a reduced number of shares of common stock.  However, the Reverse Stock Split will affect all of existing stockholders of the Company uniformly and will not affect any stockholder’s percentage ownership interest in the company, except to the extent that the Reverse Stock Split results in any of its stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of common stock will not be affected by the Reverse Stock Split, other than as a result of the rounding of fractional shares ad described below. For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of common stock immediately after the Reverse Stock Split. The number of stockholders of record will not be affected by the Reverse Stock Split.

Although the Reverse Stock Split by itself will not affect the rights of stockholders or any stockholder’s proportionate equity interest in the company, subject to the treatment of fractional shares, the number of authorized shares of common stock will not be reduced. This will increase significantly the ability of the board of directors to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certificate of incorporation or bylaws.

Currently, we are authorized to issue up to a total of 40,000,000 shares of capital stock, consisting of 5,000,000 shares of “blank check” preferred and 35,000,000 shares of our common stock.  As of October 24, 2007, there are approximately 29,565,014 shares of common stock issued and outstanding.  Post reverse split, there will be an estimated 30,000 shares issued and outstanding.

The Reverse Stock Split may increase the number of stockholders who own “odd lots” of less than 100 shares of our common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of our common stock.

Our common stock is currently registered under Section 12(g) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of our common stock on the Exchange Act.

Effective Date

The Reverse Stock Split will become effective upon the filing with the office of the Secretary of State of the State of Delaware of the certificate of amendment to our incorporation in connection therewith, which would occur as soon as practicable following the end of the twenty-day period following the date this information statement is mailed to our stockholders. Except as explained below with respect to fractional shares, on the effective date of the Reverse Stock Split, shares of our common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock.

Rounding of Fractional Shares

No fractional shares of common stock will be issued as a result of the Reverse Stock Split, nor will stockholders who otherwise would be entitled to receive fractional shares receive cash for such fractional shares. Instead, any fractional shares shall be rounded to the nearest whole share. Our board of directors has determine that the amount to be paid for fractional shares, based on the current low book value and trading price of our common stock, would be nominal, and that the small benefit to stockholders would be outweighed by the cost and time required to make such payments.

Exchange of Stock Certificates

As soon as practicable after the effective date of the Reverse Stock Split, stockholders will be notified that the Reverse Stock Split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal that we will send. No new certificate will be issued with the procedures to be set forth in a letter of transmittal that we will send. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Accounting Consequences

The Reverse Stock Split will not affect the par value of our common stock. As a result, on the effective date of the Reverse Stock Split, the stated capital on our balance sheet attributed to our common stock will be reduced in proportion to the ratio above, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of common stock outstanding. We do no anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

No Appraisal Rights:

Under the Delaware General Corporate Law, stockholders are not entitled to appraisal rights will respect to the amendment to our certificate of incorporation to effect the Reverse Stock Split, and we will not independently provide stockholders with any such rights.

Certain Material Federal U.S. Tax Consequences of the Reverse Stock Split.

The following is a summary of certain material United States federal income tax consequences of the reverse stock split. The following discussion is based upon the current provisions of the Code treasury regulations promulgated under the Code, IRS rulings, pronouncements, and judicial decisions no in effect, all of which are subject to change at any time by legislative, judicial, or administrative action. Any such changes may be applied retroactively.

We have not sought and will not seek any rulings from the IRS or opinions from counsel with respect to the United States federal income tax consequences discussed below. The discussion below does not in any way bind the IRS or the courts or in any way constitute an assurance that the United States federal income tax consequences discussed herein will be accepted by the IRS or the courts.

The tax treatment of a stockholder may vary depending on such stockholder’s particular situation or status. This discussion is limited to stockholders who hold their common stock as capital assets and it does not address aspects of United States federal income taxation that may be relevant to stockholders who are subject to special treatment under United States federal income tax laws, such as dealers in securities, financials institutions, insurance companies, tax-exempt entities, persons holding common stock as part of a hedge, straddle or other risk reduction transaction, and person that are subject to loss disallowance rules with respect to their common stock. In addition, the discussions does not consider the effect of any applicable foreign, state, local or other tax laws, or estate or gift tax consideration or the alternative minimum tax.

HOLDERS OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

Consequences to Stockholders who Receive Common Stock in the Stock Split

We intend to treat the exchange of new common stock for existing common stock in the reverse stock split as a recapitalization under Section 368(a)(1)(E) of the Code. Accordingly, a stockholder who receives only new common stock in exchange for the stockholder’s existing common stock should not recognize taxable gain or loss as a result of the reverse stock split, should have a tax basis in its common stock received in the reverse stock split equal to its tax basis in its existing common stock, and should include its holding period in its existing common stock in its holding period for the new common stock received in the reverse stock split.

ANTI-TAKEOVER IMPLICATIONS OF REVERSE STOCK SPLIT

Release No. 34-15230 of the staff of the Securities and Exchange Commission requires disclosure and discussion of the effects of any shareholder proposal that may be used as an anti-takeover device. However, the reverse stock split is not the result of any such specific effort; rather, as indicated above, the purpose of the reverse stock split is to provide the Company's management with the ability to issue shares for future acquisition, financing and operational possibilities, and not to construct or enable any anti-takeover defense or mechanism on behalf of the Company. While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders, the

Company has no intent or plan to employ the reverse stock split as an anti-takeover device.

CORPORATE ACTION NO. 7

INCREASE AUTHORIZED COMMON STOCK TO 500,000,000

On July 17, 2007, the authorized common stock of Company was increased from 35,000,000 authorized common shares to 500,000,000 common shares.  This action was taken by the Company’s board of directors, with written approval of the shareholder holding a majority of the outstanding common stock of the Company.

ANTI-TAKEOVER IMPLICATIONS OF INCREASED AUTHORIZED COMMON STOCK

Release No. 34-15230 of the staff of the Securities and Exchange Commission requires disclosure and discussion of the effects of any shareholder proposal that may be used as an anti-takeover device. However, the increase of the authorized common stock  is not the result of any such specific effort; rather, as indicated above, the purpose of the increase is to provide the Company's management with the ability to issue shares for future acquisition, financing and operational possibilities, and not to construct or enable any anti-takeover defense or mechanism on behalf of the Company. While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders, the Company has no intent or plan to employ the increase in authorized in common stock as an anti-takeover device.

ADDITIONAL INFORMATION

The Company is subject to the information requirements of the Exchange Act and files related reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q with the Securities and Exchange Commission (the “Commission”).  Reports and other information filed by the company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, N.E., Washington, DC 20549.  Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis, and Retrieval System ("EDGAR").

The Company requests brokers, custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of Company Stock and the

Company will reimburse such holders for their reasonable expenses in connection therewith.  Additional copies of this Information Statement may be obtained at no charge from Company’s transfer agent.

   By Order of the Board of Directors,

   /s/   David Lennox

   David Lennox

   Chief Executive Officer

Dated:   October 24, 2007